EXHIBIT 16.1

Letter from Independent Registered Accounting Firm to the Securities and Exchange Commission

6401 Southwest 87th Avenue	Phone (305) 270-0880
Suite 210	Fax (305) 598-1011
Miami, FL 33173	www.mpcf.com

April 14, 2009

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Gulfstream International Group, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 5. Other Information, “Changes in Registrant’s Certifying Accountant”, of the Company’s Current Report of Form 10-Q dated May 13, 2009 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

Mckean, Paul, Chrycy,

 Fletcher & Co.

/s/ Mckean, Paul, Chrycy, Fletcher & Co.